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                                                                    Exhibit 23.4

                           [LETTERHEAD OF OVUM, INC.]
Byron. S. Kalogerou
Vice President
TyCom Ltd.
The Zurich Centre
Second Floor, Suite 201
90 Pitts Bay Road
Pembroke HM 08, Bermuda

Dear Mr. Kalogerou:

   This letter provides TyCom Ltd. with written consent from Ovum for the reproduction of the below stated reference, and approved variations, in connection with TyCom Ltd.'s Form S-1 Registration Statement under the Securities Act of 1933.

     1. Recent research by Ovum projects that transatlantic traffic volume will increase at a compound annual growth rate of approximately 102% from 2000 through 2005 and that transpacific traffic volume will increase at a compound annual growth rate of approximately 100% over the same period.

     2. Recent research by Ovum projects that transatlantic traffic volume will increase at a compound annual growth rate of approximately 102% from 2000 through 2005 and that transpacific traffic volume will increase at a compound annual growth rate of approximately 100% over the same period.

     3. Recent research by Ovum projects that transatlantic traffic volume will increase at a compound annual growth rate of approximately 102% from 2000 through 2005.

     4. According to Ovum transpacific traffic volume will increase at a compound annual growth rate of approximately 100% from 2000 through 2005.

(Ovum: The Bandwidth Explosion, 1999)

   Please fee free to contact me with any questions.

                                          Best Regards,

                                          /s/ Mark C. Kirkham
                                          Mark C. Kirkham
                                          Marketing Communications Manager
                                          Ovum, Inc.